Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements of Aptalis Holdings Inc. as of and for the year ended September 30, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Aptalis Holdings Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Aptalis Holdings Inc. and its subsidiaries (“Aptalis”) at September 30, 2013, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Aptalis’ management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

December 16, 2013

APTALIS HOLDINGS INC.

Consolidated Balance Sheet

(in thousands of U.S. Dollars, except share related data)

September 30, 2013
$
Assets
Current assets
Cash and cash equivalents	229,903
Accounts receivable, net (Note 8)	86,234
Income taxes receivable (Note 10)	5,963
Inventories, net (Note 9)	61,059
Prepaid expenses and other current assets	9,832
Deferred income taxes, net (Note 10)	8,176

Total current assets	401,167
Property, plant and equipment, net (Note 11)	95,470
Intangible assets, net (Note 12)	589,173
Goodwill (Note 12)	180,058
Deferred debt issue expenses, net of accumulated amortization of $18,959	22,454
Deferred income taxes, net (Note 10)	52,895

Total assets	1,341,217

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 13)	188,896
Income taxes payable (Note 10)	10,354
Current portion of long-term debt (Note 14)	9,500
Deferred income taxes, net (Note 10)	52,895

Total current liabilities	261,645
Long-term debt (Note 14)	911,844
Other long-term liabilities (Notes 4 and 6)	56,086
Deferred income taxes (Note 10)	64,997

Total liabilities	1,294,572
Commitments and contingencies (Note 22)
Shareholders’ Equity
Capital stock (Note 15)
Common shares, par value $0.001; 100,000,000 shares authorized: 67,696,126 issued and outstanding	67
Accumulated deficit	(596,724)
Additional paid-in capital	691,378
Accumulated other comprehensive loss (Note 16)	(48,076)

Total shareholders’ equity	46,645

Total liabilities and shareholders’ equity	1,341,217

The accompanying notes are an integral part of the consolidated financial statements.

APTALIS HOLDINGS INC.

Consolidated Statement of Operations

(in thousands of U.S. Dollars, except share related data)

Year Ended September 30, 2013
$
Net product sales	667,697
Other revenue	20,209

Total revenue	687,906

Cost of goods sold (a)	146,565
Selling and administrative expenses (a)	172,495
Management fees (Note 21)	7,021
Research and development expenses (a)	65,509
Depreciation and amortization (Note 16)	94,762
Fair value adjustments to intangible assets and contingent consideration (Notes 4 and 12)	10,001
Gain on disposal of product line (Note 7)	(1,000)
Transaction, restructuring and integration costs (Note 5)	2,498

Total operating expenses	497,851

Operating income	190,055

Financial expenses (Note 16)	68,777
Interest and other income	(412)
Loss on foreign currencies	140

Total other expenses	68,505

Income before income taxes	121,550
Income tax expense (Note 10)	34,698

Net income	86,852

Net income per share (Note 23)
Basic	$1.28
Diluted	$1.26
Weighted average shares outstanding (Note 23)
Basic	67,987,312
Diluted	69,174,681

(a)	Excluding depreciation and amortization

The accompanying notes are an integral part of the consolidated financial statements.

APTALIS HOLDINGS INC.

Consolidated Statement of Comprehensive Income

(in thousands of U.S. dollars)

September 30, 2013
$
Net income	86,852
Other comprehensive income, net of tax:
Foreign currency translation adjustments, net of taxes of $(1,467)	7,081
Fair value adjustments of hedging contracts:
Unrealized loss arising during period, net of taxes of $78	(131)
Reclassification to earnings for realized losses, net of taxes of ($2,097) (Notes 19 and 24)	3,478

Net change	3,347
Other comprehensive income	10,428

Comprehensive income	97,280

The accompanying notes are an integral part of the consolidated financial statements.

APTALIS HOLDINGS INC.

Consolidated Statement of Shareholders’ Equity (in thousands of U.S. dollars, except share related data)

	Common Shares		Accumulated	Additional Paid-in	Accumulated Other Comprehensive	Total Shareholders’ Equity
	Shares	Amount	Deficit	Capital	Loss	(Deficit)
	(number)	$	$	$	$	$
Balance, October 1, 2012	67,789,341	67	(683,033)	682,246	(58,504)	(59,224)
Net income	—	—	86,852	—	—	86,852
Other comprehensive income	—	—	—	—	10,428	10,428
Buy-back of shares	(149,023)	—	(543)	(569)	—	(1,112)
Stock-based compensation expense	—	—	—	1,995	—	1,995
Stock-based compensation on exercised options	54,008	—	—	473	—	473
Reclassification of stock-based compensation awards from liability to equity	—	—	—	7,233	—	7,233
Shares issued for cash	1,800	—	—	—	—	—

Balance, September 30, 2013	67,696,126	67	(596,724)	691,378	(48,076)	46,645

The accompanying notes are an integral part of the consolidated financial statements.

APTALIS HOLDINGS INC.

Consolidated Statement Of Cash Flows

(in thousands of U.S. dollars)

2013
$
Cash flows from operating activities
Net income	86,852
Adjustments to reconcile net income to cash flows from operation activities:
Accretion expenses on amounts payable for the Mpex transaction	1,822
Other non-cash financial expenses	7,302
Depreciation and amortization	94,762
Stock-based compensation expense	2,847
Loss on disposal of product line and write-down of assets	193
Fair value adjustments to intangible assets and contingent consideration (Note 12)	10,001
Non-cash gain on foreign exchange	(116)
Change in fair value of derivatives	(385)
Deferred income taxes	(8,834)
Other non-cash adjustment related to PEPs withdrawal	(121)
Changes in assets and liabilities:
Accounts receivable	15,630
Income taxes receivable	(1,312)
Inventories	(14,461)
Prepaid expenses and other current assets	3,229
Accounts payable and accrued liabilities	10,075
Other long-term liabilities	(28,127)
Income taxes payable	(16,028)

Net cash provided by operating activities	163,329

Cash flows from investing activities
Business acquisition, net of cash acquired (Note 4)	(20,000)
Acquisition of property, plant and equipment	(12,034)
Disposal of property, plant and equipment	28

Net cash used in investing activities	(32,006)

Cash flows from financing activities
Repayment of long-term debt	(10,488)
Deferred debt issue expenses	(2,457)
Payments of contingent consideration related to Rectiv	(3,138)
Buy-back of shares	(1,112)
Proceeds from exercise of options	473

Net cash provided used in financing activities	(16,722)

Foreign exchange gain on cash held in foreign currencies	292

Net increase in cash and cash equivalents	114,893
Cash and cash equivalents, beginning of year	115,010

Cash and cash equivalents, end of year	229,903

The accompanying notes are an integral part of the consolidated financial statements.

1. Governing Statutes, Description of Business and Basis of Presentation

Aptalis Holdings Inc. (formerly Axcan Holdings Inc.) is a corporation incorporated on January 10, 2008, under the General Corporation Law of the State of Delaware. The corporation and its subsidiaries (together, “Aptalis”) commenced active operations with the purchase, through a wholly owned subsidiary, on February 25, 2008 of all of the outstanding common shares of Axcan Pharma Inc., a company incorporated under the Canada Business Corporations Act. Aptalis provides innovative, effective therapies for unmet medical needs including cystic fibrosis and gastrointestinal disorders. Aptalis has manufacturing and commercial operations in the United States, the European Union and Canada. Aptalis also formulates and clinically develops enhanced pharmaceutical and biopharmaceutical products for itself and others using its proprietary technology platforms including bioavailability enhancement of poorly soluble drugs, custom release profiles, and taste-masking/orally disintegration tablet (ODT) formulations.

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and are presented in U.S. dollars, the reporting currency. The financial statements reflect all adjustments (including those that are normal and recurring) that are necessary for a fair presentation of the results of operations for the periods shown. Certain prior period amounts have been reclassified to conform to the current period presentation, most notably, Aptalis has reclassified its presentation of fair value adjustments related to contingent consideration payable relating to business combinations from financial expenses to operating expenses within its consolidated statement of operations. These reclassifications did not change net income, total or net assets or cash and were not material.

2. Significant Accounting Policies

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principle requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the financial statements, and also affect the recognized amounts of revenues and expenses during the year. Significant estimates and assumptions made by management include those related to the fair value of acquired assets and businesses, including the fair value of contingent consideration, the changes recorded in conjunction with ceasing of distributing pancreatic enzyme products, allowances for accounts receivable, inventories, reserves for product returns, rebates, chargebacks and distribution service agreement fees, including those related to U.S. healthcare reform, the classification of intangible assets between finite life and indefinite life, the useful lives of long-lived assets, the expected cash flows used in evaluating long-lived assets, goodwill and investments for impairment, reporting unit fair values in testing goodwill for impairment, stock-based compensation costs, pending legal settlements, the establishment of provisions for income taxes including the realizability of deferred tax assets and restructuring costs. The estimates are made using the historical information and other relevant factors available to management. Aptalis reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustments when necessary. Actual results could differ from those estimates based upon future events, which could include, among other risks, changes in regulations governing the manner in which Aptalis sells its products, changes in the health care environment and regulations, foreign exchange and managed care consumption patterns.

Principles of consolidation

These financial statements include the accounts of Aptalis Holdings Inc. and its wholly-owned subsidiaries, the most significant being Aptalis Pharma Canada Inc., Aptalis Pharma U.S. Inc., Aptalis Pharmatech Inc., Aptalis Pharma Srl, Aptalis Pharma Ltd. and Aptalis Pharma S.A. Intercompany balances and transactions have been eliminated on consolidation.

Revenue recognition

Aptalis recognizes revenue from sales of products at the time title of goods passes to the customer and the customer assumes the risks and rewards of ownership, after the product has been delivered to the customer, persuasive evidence of an arrangement with the customer exists, the products’ price is fixed or determinable, and collectability is reasonably assured. Provisions for sales discounts and estimates for chargebacks, managed care and Medicaid rebates, product returns and distribution service agreement fees are recorded as a deduction of product sales revenues at the time such revenues are recognized. These revenue deductions are established by Aptalis at the time of sale, based on historical experience adjusted to reflect known changes in the factors that impact such reserves such as contract changes, volume tiers being met, or changes in actual experience. In certain circumstances, returns of products are allowed under Aptalis’ policy and provisions are maintained accordingly. These revenue deductions are generally reflected as an addition to accrued liabilities. Amounts received from customers as prepayments for products to be shipped in the future are reported as deferred revenue and classified in accounts payable and accrued expenses.

Aptalis presents, on a net basis, taxes collected from customers and remitted to governmental authorities; that is, they are excluded from revenues.

Other revenue, which includes revenue from collaborative agreements, consists primarily of payments for research and development services, up-front fees, milestone payments and royalty payments. Aptalis enters into arrangements for the license, research and development, manufacture and/or commercialization/supply of products and product candidates utilizing Aptalis’ technology platforms. Non-refundable up-front license fees where continuing involvement is required of Aptalis are deferred and recognized in revenue over the related performance period. Aptalis estimates its performance period based on the specific terms of each agreement, and adjusts the performance periods, if appropriate, based on the applicable facts and circumstances. Periodic payments are recognized as revenue over the period and proportionate to the performance of the related activities under the terms of the agreements. Aptalis immediately recognizes the full amount of developmental milestone payments due to it upon the achievement of the milestone event if the event is substantive, objectively determinable, and represents an important point in the development life cycle of the product. Payments for achieving milestones which are not considered substantive are deferred and recognized in revenue over the related performance period. Such payments have not been material in the periods presented.

Royalty revenue from licensees are based on third party sales of licensed products, and recognized as earned in accordance with the contract terms when third party sales can be reliably measured and collection is reasonably assured.

Amounts recognized under collaborative arrangements consisted of the following:

September 30, 2013
$
Net product sales	4,804
Other revenue	10,836

Total	15,640

Business and asset acquisitions

The consolidated financial statements include the operations of an acquired business after the completion of the acquisition. Acquired businesses are accounted for using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at the date of acquisition at their fair values. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. If the acquired net assets do not constitute a business, the transaction is accounted for as an asset acquisition and no goodwill is recognized.

Contingent consideration payable for an acquired business, if any, is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. Any liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. These changes in fair value are recognized in operating income. Contingent consideration payable in an asset acquisition, if any, is recognized as a charge to operating income in the period incurred.

Cash and cash equivalents

Cash and cash equivalents consist of U.S. Treasury backed securities, bank deposits, time deposits and money market funds. Cash equivalents are primarily highly liquid short-term investments with maturities of three months or less at the time of purchase and are recorded at cost, which approximates fair value.

Accounts receivable

The majority of Aptalis’ accounts receivable is due from companies in the pharmaceutical industry including major U.S. wholesalers of pharmaceutical products. Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are generally due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. Aptalis determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, Aptalis’ previous loss history, the customer’s current ability to pay its obligation to Aptalis and the condition of the general economy and the industry as a whole. Aptalis writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to bad debt expense.

Inventory valuation

Inventories of raw materials and packaging material are valued at the lower of cost and replacement cost. Inventories of work in progress and finished goods are valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method. Cost for work in progress and finished goods include raw materials, direct labor, subcontracts and an allocation for overhead. Allowances are maintained for slow-moving inventories based on the remaining shelf life of products and estimated time required to sell such inventories. Obsolete inventory and rejected products are written-off to cost of goods sold.

Inventory costs associated with products that have not yet received regulatory approval are capitalized if Aptalis believes there is probable future commercial use and future economic benefit. If future commercial use and future economic benefit are not considered probable, then costs associated with pre-launch inventory that has not yet received regulatory approval are expensed as research and development expense during the period the costs are incurred. Aptalis could be required to expense previously capitalized costs related to pre-approval inventory if the probability of future commercial use and future economic benefit changes due to denial or delay of regulatory approval, a delay in commercialization, or other factors.

Research and development

Research and development (“R&D”) expenses are expensed as incurred. These expenses include the costs of Aptalis’ proprietary R&D efforts, as well as costs incurred in connection with certain co-development contracts. Upfront and milestone payments made to third parties in connection with agreements with third parties (or research and development collaborations) are expensed as incurred up to the point of regulatory approval, in the absence of an alternative future use. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in intangible assets.

In-process research and development

In-process research and development (“IPR&D”) represents the fair value assigned to incomplete research and development projects acquired in a business combination or asset acquisition which, at the time of acquisition, are determined to have no alternative future use. The fair value of IPR&D projects acquired in a business combination are capitalized as indefinite lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Conversely, the fair value of IPR&D projects acquired as part of an asset acquisition is expensed on acquisition.

Depreciation and amortization

Property, plant and equipment and intangible assets with a finite life are reported at acquisition cost, less accumulated depreciation and amortization, and are generally depreciated or amortized over their estimated useful lives according to the straight-line method over the following periods:

Buildings	10 to 36 years
Machinery, equipment and office furnishings	3 to 10 years
Automotive equipment	2 to 5 years
Computer equipment and software	1 to 7 years
Leasehold improvements	3 to 10 years
Trademarks, trademark licenses, manufacturing rights and other	5 to 20 years

Impairment of long lived-assets and goodwill

The value of goodwill and intangible assets with an indefinite life are subject to an annual impairment test. Indefinite-life intangible assets and goodwill are tested for impairment more often, when events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable.

The intangible assets with a finite life and property, plant and equipment are subject to an impairment test whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Aptalis compares the carrying value of the unamortized portion of property, plant and equipment and intangible assets with a finite life to estimated future undiscounted cash flows. If the carrying value exceeds the estimated undiscounted future cash flows, an impairment exists. An impairment loss measured as the excess of the carrying value over the fair value, based on the related estimated discounted future cash flows, is recorded in earnings and the cost basis is adjusted.

Aptalis tests goodwill for impairment at a reporting unit level by first assessing a range of qualitative factors, including but not limited to macroeconomic conditions, industry conditions, the competitive environment, changes in the market for Aptalis’ products, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and overall financial performance. If after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, Aptalis proceeds to a two-step impairment testing process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. Measurement of the fair value of a reporting unit may be based on one or more fair value measures including present value technique of estimated future cash flows and estimated amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties. If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying tangible and intangible assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the goodwill of the reporting unit exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in earnings.

In the fiscal fourth quarter, Aptalis conducted a qualitative assessment for its annual goodwill impairment test for the year ended September 30, 2013, noting no impairment. As further disclosed in Note 12, Aptalis impaired its Rectiv and Lamictal intangible assets in the fourth quarter of the fiscal year ended September 30, 2013.

Income taxes

Income taxes are calculated using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized to account for the estimated taxes that will result from the recovery or settlement of assets and liabilities recorded at their financial statement carrying amounts. Deferred income tax assets and liabilities are measured based on enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to remain unrealized. Adjustments to the deferred income tax asset and liability balances are recognized in net income as they occur.

Aptalis conducts business in various countries throughout the world and is subject to tax in numerous jurisdictions. As a result of its business activities, Aptalis files a significant number of tax returns that are subject to examination by various federal, state and local tax authorities. Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by Aptalis and this may require several years to resolve.

Selling and administrative expenses

Selling and administrative expenses include shipping and handling expenses, other than distribution service agreement fees, costs of marketing, advertising, information technology and the associated employee compensation. Distribution service agreement fees are deducted from revenue. Advertising costs are expensed as incurred.

Restructuring costs

Aptalis incurs restructuring charges in connection with acquisitions when it implements plans to restructure and integrate the acquired operations or in connection with cost-reduction initiatives that are initiated from time to time. Termination costs are a significant component of restructuring costs and are generally recorded when the actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period.

Foreign currency translation

Aptalis has operations in the United States of America, Canada and some European Union countries, the most significant of which are France, Italy and Ireland. For foreign subsidiaries where the local currencies have been determined to be the functional currency, the net assets of these subsidiaries are translated into U.S. dollars for consolidation purposes using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date and revenues and expenses are translated using the average exchange rate for the period. The resulting gains and losses arising from the translation of the financial statements of subsidiaries are deferred in a cumulative foreign currency translation adjustments account reported as a component of Other comprehensive income in the Consolidated Statement of Comprehensive Income

Deferred debt issue expenses

Financing costs incurred in connection with the issuance of debt are deferred and included in deferred debt issue expenses on the Consolidated Balance Sheet and are presented net of amortization. These financing costs are being expensed over the terms of the respective debt using the effective interest method and included in financial expenses in the Consolidated Statement of Operations.

Fair value measurements

As summarized on Note 20, Fair Value Measurements, Aptalis recognizes and measures certain financial costs and liabilities on a fair value basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Aptalis has not used any level 1 measurement to prepare these financial statements.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 2 derivative instruments are valued using an Overnight Indexed Swap (OIS) discount curve, the London Interbank Offered Rate (LIBOR) forward curve and volatility surface.

Level 3—Inputs that are unobservable and significant to the overall fair value measurement.

Aptalis uses level 3 measurements, which consist primarily of present value probability weighted cash flow projections and other relevant valuation techniques.

If the inputs used to measure the financial assets and financial liabilities fall within the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Derivative instruments and hedging activities

Aptalis formally documents all relationships between hedging instruments and hedged items contemporaneously, as well as its risk management objective and strategy for undertaking various hedge transactions.

Aptalis records all derivatives on the balance sheets at fair value. Derivative instruments are recorded as assets or liabilities, depending on its rights or obligations under the applicable derivative contract. The accounting for changes in the fair value of derivatives depends on the intended use of the derivatives, whether Aptalis has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. Aptalis may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or it elects not to apply hedge accounting.

Aptalis has designated its interest rate swaps and interest rate cap as cash flow hedges of interest rate risk (Note 19). On an ongoing basis, Aptalis assesses whether each derivative continues to be highly effective in offsetting changes in the cash flows of hedged items. Hedge ineffectiveness, if any, is immediately recognized in earnings.

Stock incentive plans

Aptalis recognizes stock-based compensation expense related to stock options granted to employees and directors for their services on the Board of Directors based on the estimated fair value of each stock option on the date of grant, net of estimated forfeitures, using the Black-Scholes option-pricing model for service-based options and the Monte Carlo simulation model for performance based options. The grant date fair value of awards subject to service-based vesting, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. All stock-based awards are approved by the Board of Directors prior to the grant.

Net income per share

Basic income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if stock options and restricted stock units granted under Aptalis’ stock compensation plans were exercised or converted into common stock using the treasury stock method.

3. Recently Issued Accounting Standards

In July 2013, the Financial Accounting Standards Board (“FASB”) issued a clarification regarding the presentation of an unrecognized tax benefit related to a net operating loss carryforward, a similar tax loss or a tax credit carryforward. Under this new standard, the liability related to an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset if available under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, the unrecognized tax benefit should be presented in the financial statements as a separate liability. The assessment is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. Aptalis is still determining the impact of this standard on the presentation of both Aptalis’ deferred tax assets and income taxes payable.

In July 2013, the FASB issued guidance that permits the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the United States Treasury rate and London Interbank Offered Rate (“LIBOR”). In addition, the restriction on using different benchmark rates for similar hedges is removed. The provisions of this guidance are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this guidance is not expected to have a material impact on Aptalis’ consolidated financial statements.

In March 2013, the FASB issued guidance on foreign currency matters on parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. This amendment clarifies the timing of release of currency translation adjustments from accumulated other comprehensive income upon deconsolidation or derecognition of a foreign entity, subsidiary or a group of assets within a foreign entity and in step acquisitions. This guidance is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on Aptalis’ consolidated financial statements.

In February 2013, the FASB issued guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires an entity to disclose the nature and amount of those obligations. These amendments are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is required. The adoption of this guidance is not expected to have a material impact on Aptalis’ consolidated financial statements.

In February 2013, the FASB issued guidance on presentation of comprehensive income and requires an entity to present, either on the face of the financial statement or in the notes, the effects of significant amounts reclassified out of accumulated other comprehensive income on the respective line items of net income and to cross-reference to other required disclosures, where applicable. These disclosure requirements are effective for reporting periods beginning after December 15, 2012, with early adoption permitted. The adoption of this guidance will require enhanced disclosures and is not expected to have a material impact on Aptalis’ consolidated financial statements.

In January 2013, the FASB issued guidance that limits the scope of existing disclosure requirements about offsetting assets and liabilities to derivatives, repurchase agreements, and securities borrowings and securities lending transactions that are either offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. These amendments are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The adoption of this guidance will require enhanced disclosures and is not expected to have a material impact on Aptalis’ consolidated financial statements.

In July 2012, the FASB issued guidance to simplify how entities test indefinite-lived intangible assets other than goodwill for impairment. After an assessment of certain qualitative factors, if it is determined to be more likely than not that an indefinite-lived asset is impaired, entities must perform the quantitative impairment test. Otherwise, the quantitative test is optional. The amended guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this guidance has not had a material impact on Aptalis’ consolidated financial statements.

4. Business Combinations

Acquisition of Rectiv

On December 28, 2011 (or the “Rectiv Acquisition Date”), Aptalis entered into a license agreement with Strakan International S.A.R.L. and Prostrakan Inc. (collectively “ProStrakan”) to acquire the exclusive rights and related business and supply agreement to commercialize Rectiv (nitroglycerin) Ointment 0.4% (“Rectiv”) in the U.S (the “Rectiv Transaction”). In addition, Aptalis and ProStrakan have the right to undertake development work with respect to Rectiv. Rectiv received FDA approval in June 2011 and is indicated for the treatment of moderate to severe pain associated with chronic anal fissure. On January 10, 2012, Aptalis made an upfront payment to ProStrakan of $20,000,000 as well as an additional milestone payment of $20,000,000 paid in December 2012. Aptalis is required to pay a series of potential milestones up to $40,000,000 upon the achievement of certain sales milestones and double-digit royalties on net sales of Rectiv. The next milestone payment of $5,000,000 is payable upon the achievement of $25,000,000 of sales in any calendar year. Aptalis has also entered into a separate supply agreement with ProStrakan and has the ability to change its source of supply of the product in the future. Aptalis began shipping Rectiv during the quarter ended March 31, 2012.

The Rectiv Transaction has been accounted for as a business combination under the acquisition method of accounting. The fair value of the consideration payable was determined to be $139,200,000 as of the acquisition date comprising of non-contingent milestones of $38,878,000 and contingent milestones and royalty payments of $100,322,000. The current and long-term portions of consideration payable were determined to be $43,478,000 and $95,722,000 respectively and are reflected within accounts payable and accrued liabilities and other long-term liabilities respectively. The total fair value of the consideration transferred was assigned to trademark license intangible asset valued at $139,200,000. The trademark license intangible asset was assigned an estimated useful life of approximately eight years and is amortized on a straight-line basis.

Aptalis determined the Rectiv Acquisition Date fair value of the contingent consideration based on a probability weighted income approach. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. These inputs include the estimated amount and timing of projected cash payments, the probability of the achievement of future milestone events, the risk-adjusted discount rate used to present value the probability-weighted cash flows, revenue estimates and other factors. These inputs are significant assumptions and changes in the fair value of the contingent consideration obligation may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various milestone criteria. A 1% change in the discount rate, assuming all other assumptions remain consistent, would result in a change of $1,100,000 to the contingent consideration obligation. A 10% change in the projected cash flows, assuming all other assumptions remain consistent, would result in a change of $4,700,000 to the contingent consideration obligation.

On a quarterly basis at each reporting date, the contingent consideration liability is measured at fair value with changes recorded in operating income. Due to the continuing effects of Rectiv sales having performed below expectations, during the fourth quarter of the fiscal year ended September 30, 2013, Aptalis revisited its long-term projection assumptions used in its assessment of the carrying value of its intangible asset and its contingent consideration liability relating to Rectiv. These changes to long-term projection assumptions were made as a result of ongoing competition from compounding pharmacies as well as the issue surrounding the introduction of the Compounding Quality Act (“CQA”), which was introduced during the fourth quarter of fiscal year 2013 and was signed into law on November 27, 2013. As a result of this analysis, Aptalis recorded an impairment charge of $65,250,000 relating to its Rectiv intangible assets, which is further described in Note 12. Aptalis also recorded a change in the fair value of the contingent consideration which reduced the liability by $74,707,000 for the year ended September 30, 2013. These two offsetting adjustments along with accretion expense described below were recorded as fair value adjustments to intangible assets and contingent consideration within Aptalis’ consolidated statement of operations.

As of September 30, 2013, the fair value of the contingent consideration liability was $29,594,000. Aptalis recorded an accretion expense of $13,000,000 for the year ended September 30, 2013. As of September 30, 2013, total consideration payable was $29,594,000 of which $25,764,000 was included in other long- term liabilities and $3,830,000 was included in accounts payable and accrued expenses.

During the quarter ended March 31, 2012, Aptalis shipped Rectiv™ to wholesalers and began detailing this product to physicians. Because of the inherent difficulties in estimating returns for product launches of product in new indications, as well as the potential impact of retroactive rebate adjustments during the launch phase, Aptalis had recognized revenue for Rectiv based upon prescription pull- through. Effective May 2013, Aptalis discontinued deferring revenue and started to recognize revenue for Rectiv when the product is delivered to the customer. This change in revenue recognition methodology resulted in the recognition of $1,517,000 of deferred revenue being recognized into earnings in the fiscal year ended September 30, 2013.

5. Restructuring and Integration

Acquisition related cost-rationalization and integration initiatives

Aptalis has initiated restructuring measures in conjunction with the integration of the operations of Eurand as well as within its ongoing legacy operations. These measures are intended to capture synergies and generate cost savings across Aptalis.

Restructuring actions taken thus far include workforce reductions across Aptalis and other organizational changes. These reductions come primarily from the elimination of redundancies and consolidation of staff in the sales and marketing, manufacturing, research and development, and general and administrative functions, as well as from the closure of Eurand’s manufacturing facility in Nogent-Oise, France.

Aptalis recorded a restructuring expense of $1,925,000 during the year ended September 30, 2013 related to planned employee termination costs included in Transaction, restructuring and integration on the consolidated statements of operations. Employee termination costs are generally recorded when the actions are communicated, probable and estimable, and include accrued severance benefits and health insurance continuation, many of which may be paid out during periods after termination.

The following table summarizes the restructuring liability activity related to the Eurand Transaction through September 30, 2013:

September 30, 2013
$
Balance, beginning of year	770
Expense	1,925
Payments	(2,256)

Balance, end of year	439

Aptalis has incurred integration costs of $573,000 during the year ended September 30, 2013 representing certain external incremental costs directly related to integrating the Eurand business and primarily include expenditures for consulting and systems integration. Aptalis has completed phase 1 of its initiative to optimize its enterprise resource planning systems across the organization in fiscal year 2012 and Aptalis launched phase 2 during the three months ended December 31, 2012 and this initiative is ongoing. Restructuring and integration costs are included in Transaction, restructuring and integration costs in the accompanying consolidated statements of operations.

6. Acquisitions, Research Collaborations and License Agreements

Agreements with Mpex Pharmaceuticals Inc. for acquisition and development of APT-1026

On April 11, 2011, Aptalis and its affiliate, Axcan Lone Star Inc., entered into a series of agreements with Mpex Pharmaceuticals Inc. (“Mpex”) for the acquisition and development of APT-1026 (the “Mpex Transaction”), a proprietary aerosol formulation of levofloxacin, which recently completed Phase 3 clinical trials for the treatment of pulmonary infections in patients with cystic fibrosis (CF). Subsequently on August 31, 2011, under the terms of these agreements, Aptalis and Aptalis Merger Sub acquired all of Mpex’s assets related to APT-1026 in a merger of Mpex with and into Aptalis Merger Sub, with Mpex being the surviving corporation and a direct, wholly owned unrestricted subsidiary of Aptalis. Prior to the merger, Mpex transferred all of its assets not related to APT-1026 to Rempex Pharmaceuticals Inc. (“Rempex”), a newly formed company that is owned primarily by the previous Mpex stockholders. Total consideration in relation to the Mpex Transaction consists of (i) time-based, non-contingent payments amounting to $62,500,000 to be paid in a number of installments, of which $37,500,000 has been paid to date, plus (ii) contingent payments of up to $195,000,000 upon the achievement of certain regulatory and commercial milestones, such as, acceptance for substantive review of an NDA or foreign equivalent, EU approval or U.S. approval and certain net sales milestones and (iii) earn-out payments based on net sales of APT-1026. Indemnity obligations of the Mpex security holders will be satisfied by set-off against a portion of the foregoing merger consideration payments. The final installments on the time-based non-contingent payments of $25,000,000 are due in the fiscal year ending September 30, 2014. On November 1, 2013, Aptalis paid $15,000,000 of these remaining installments. Also, in November 2013, Aptalis filed a Marketing Authorization Application with the EMA. Upon acceptance for substantive review, a development milestone of $10,000,000 would be due within 10 days of acceptance. The Mpex transaction was accounted for as an asset acquisition as Mpex did not entail the necessary processes or outputs to qualify as a business as defined in GAAP. Aptalis reached the conclusion that Mpex was an asset acquisition because it obtained the rights to access inputs through its co- development of pre-clinical intellectual property and did not employ Rempex’s scientists. Aptalis did not acquire processes that are capable of producing outputs given the intellectual property was early-stage. Given that the intellectual property acquired was still in development, it requires significant development effort by Aptalis and the scientists retained by the seller in order to produce outputs. Additionally, any substantive decisions related to APT-1026 required the approval of the development steering committee, which had equal representation from Aptalis and Rempex.

The further development of APT-1026 was conducted pursuant to the terms of the Development Agreement dated April 11, 2011, which was subsequently amended on October 25, 2013 among Aptalis, Aptalis Merger Sub and Mpex. Since the completion of the divestiture of assets and liabilities unrelated to APT-1026 (the “Divestiture”) to Rempex, Rempex has assumed all of Mpex’s obligations under the Development Agreement. Under the Development Agreement, Mpex (and after the Divestiture, Rempex) has been paid for the actual development costs of APT-1026 and has had primary responsibility for conducting day-to-day development activities. During the year ended September 30, 2013, Aptalis expensed $11,955,000 in research and development related to the development of APT-1026. As of September 30, 2013, $24,540,000 representing the amount accrued for the non-contingent payments payable under the Option and Merger agreements, is included in accounts payable and accrued liabilities. During the year ended September 30, 2013, Aptalis made milestone payments of $12,000,000 related to this liability.

On July 18, 2012, Aptalis received preliminary data on the placebo-controlled phase III clinical trial for U.S. approval for APT-1026. Aptalis’ initial analysis of this data showed that the clinical trial did not meet its primary endpoint, time to exacerbation, while it demonstrated efficacy in key secondary endpoints. Aptalis recently completed its second active controlled phase III clinical trials for EU approval where APT-1026 was compared to tobramycin. In this trial, the primary endpoint, non-inferiority versus tobramycin in lung function, was met and efficacy in key secondary endpoints was also demonstrated. Aptalis has determined to take the next steps toward a regulatory filing for APT-1026 in the EU. On Friday, November 29, 2013, Aptalis filed the Marketing Authorization Application (MAA) in Europe, via the Centralized procedure, for APT-1026 (APT-1026, levofloxacin 240 mg Nebulizer Solution), a new formulation of levofloxacin for inhalation for the long-term management of chronic Pseudomonas aeruginosa infection in cystic fibrosis.

7. Disposal of the PHOTOFRIN/PHOTOBARR Product line

On March 28, 2011, Aptalis entered into a definitive agreement with Pinnacle Biologics, Inc., which acquired all global assets and rights related to PHOTOFRIN/PHOTOBARR, including inventory, for non-contingent payments amounting to $4,252,000. In addition to the non-contingent payments, additional payments shall be made to Aptalis after the achievement of certain milestones events. Aptalis will also be paid royalties on annual net sales of PHOTOFRIN/ PHOTOBARR. Consideration for additional contingent payments to be made to Aptalis shall be recorded as a gain in the period in which they are received. Aptalis received milestone payments of $1,000,000 during the year ended September 30, 2013 and recorded a gain.

8. Accounts Receivable

September 30, 2013
$
Trade accounts receivable, net of allowance for doubtful amounts of $491 a)	80,736
Taxes receivable	1,690
Other, net of allowance for doubtful amounts of $0	3,808

86,234

Aptalis believes that there is no unusual exposure associated with the collection of these accounts receivable.

a)	At September 30, 2013, the accounts receivable include amounts receivable from three major customers which represent approximately 68% of Aptalis’ total trade accounts receivable (Note 17).

9. Inventories

September 30, 2013
$
Raw materials and packaging materials, net of reserve for obsolescence of $555	22,543
Work in progress, net of reserve for obsolescence of $449	9,479
Finished goods, net of reserve for obsolescence of $981	29,037

61,059

10. Income Taxes

Income taxes included in the Consolidated Statement of Operations are as follows:

September 30, 2013
$
Current	43,532

Deferred
Increase and reversal of temporary differences	(8,834)
(8,834)

34,698

Domestic
Current	363
Deferred	(1,868)

(1,505)

Foreign
Current	43,169
Deferred	(6,966)

36,203

34,698

Aptalis’ effective income tax rate of 28.55% for the year ended September 30, 2013 differs from the U.S. statutory federal income tax rate of 35.00%. This difference arises from the following:

	September 30, 2013
	%	$
Combined statutory rate applied to pre-tax income	35.00	42,543
Increase (decrease) in taxes resulting from:
Difference with foreign tax rates	(20.42)	(24,826)
Unrecognized outside basis difference for foreign subsidiaries	25.35	30,810
Previously unrecognized outside basis difference for foreign subsidiaries	83.09	101,000
Foreign tax credits	(46.33)	(56,313)
Tax benefit arising from a financing structure	(13.61)	(16,547)
Non-deductible items	1.06	1,287
Research and development tax credits	(3.50)	(4,253)
State taxes	0.18	216
Change in valuation allowance	(30.36)	(36,900)
Other	(1.91)	(2,319)

	28.55	34,698

On September 30, 2013, Aptalis has elected under applicable provisions of the Internal Revenue Code to recharacterize foreign taxes previously deducted as foreign tax credit carry forwards. The net adjustment resulting from the changes to the net operating loss carry forward deferred tax assets and the foreign tax credit carry forward deferred tax assets is presented in the effective rate reconciliation above.

As of September 30, 2013, Aptalis had approximately $287,000,000 of unremitted earnings in respect to its international subsidiaries. As a result of the distribution made to the shareholders in October 2013, cash was repatriated from certain of Aptalis’ foreign subsidiaries. Aptalis commenced the associated income tax planning and other efforts prior to the end of fiscal year 2013 and as such, Aptalis can no longer assert the permanent reinvestment of earnings of its foreign subsidiaries. A deferred income tax liability amounting to $ 101,000,000 on the outside basis of a subsidiary that was not recorded as of June 2013 has been recorded in the fourth quarter of fiscal year 2013. The recognition of such deferred income liability allowed Aptalis to decrease its valuation allowance for the same amount in the US. The repatriation of earnings that was done in the first quarter of fiscal year 2014 will reduce the United States net operating losses and tax credits available by an equivalent amount. While deferred income tax assets will offset this deferred income tax liability, the allocation of the valuation allowance on a pro rata basis resulted in the presentation of current deferred income tax liability and non-current deferred income tax assets of $52,895,000. As of September 30, 2013, the outside tax basis of certain of Aptalis’ foreign subsidiaries exceeded the GAAP basis and, therefore, deferred income tax assets have not been recorded given that the amounts are not projected to reverse in the foreseeable future.

The deferred income tax assets and liabilities result from differences between the tax value and book value of the following items:

September 30, 2013
$
Assets
Inventories	8,975
Accounts payable and accrued liabilities	17,255
Tax credits	129,182
Deferred debt issue expenses	2,133
Other long-term liabilities	9,628
Unused tax losses	122,269
Interest expense deduction	1,435
Stock-based compensation	1,891
Foreign exchange translation	863
Interest rates swap	4,676
Other	979
Liabilities
Prepaid expenses and other current assets	(2,394)
Property, plant and equipment	(4,570)
Intangible assets	(59,862)
Outside basis difference for foreign subsidiaries	(101,000)
Other	(449)

130,991
Valuation allowance	(187,812)

Net deferred income tax liabilities	(56,821)

September 30, 2013
$
Deferred income tax assets—Current	8,176
Deferred income tax assets—Non-Current	52,895
Deferred income tax liabilities—Current	(52,895)
Deferred income tax liabilities—Non-Current	(64,997)

Net deferred income tax liabilities	(56,821)

Current and non-current deferred income tax assets and liabilities within the same jurisdiction are generally offset for presentation in the Consolidated Balance sheets.

As of September 30, 2013, Aptalis had tax benefit carryovers of $122,269,000 relating to operating losses and capital losses and $129,182,000 relating to tax credits which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life in Italy and France or expiring at various times in the United States between 2016 and 2032. Certain of Aptalis’ U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

As of September 30, 2013, net operating losses in the U.S. at the federal level amounted to $236,021,000 that will expire at various date between 2016 and 2032, of which $90,101,000 are restricted under IRC 382. As of September 30, 2013, Aptalis had tax benefits amounting to $129,250,000 relating to tax credits which are available to reduce future U.S. federal income taxes payable which expire at various times between 2016 and 2033. The amount of tax credits restricted under IRC 382 is $9,995,721.

A valuation allowance against deferred tax assets is established when it is not more likely than not that the deferred tax assets will be realized. Based on all available evidence, both positive and negative, Aptalis has determined that it was more likely than not that the deferred tax assets related to substantially all of the U.S. and

French cumulative gross net operating loss carry forwards, and certain other deferred assets, would not be realized. The recording of the deferred tax liability related to the outside basis difference for U.S. tax purposes resulted in a reversal of valuation allowance amounting to $101,000,000 in the year ended September 30, 2013. Such release was partially offset by an incremental valuation allowance required on the U.S. foreign tax credits established on September 30, 2013, as a result of Aptalis’ election to recharacterize certain foreign taxes which had previously been deducted and included in net operating loss carryforwards. The total reduction in valuation allowance on a worldwide basis amounted to $36,900,000.

As at September 30, 2013, Aptalis had a total valuation allowance of $187,812,000. The jurisdictions in which Aptalis recorded valuation allowances are the United States for $162,362,000, France for $23,820,000, Canada for $1,016,000 and Italy for $614,000.

In future periods, if the deferred tax assets are determined by management to be more likely than not to be realized, the recognized tax benefits relating to the reversal of the valuation allowance will be recorded in the Consolidated Statements of Operations.

The accounting for uncertainty in income taxes prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. If recognized, the total amount of unrecognized tax benefits of $5,939,000 as at September 30, 2013, would affect Aptalis’ effective tax rate. Aptalis believes that the total amounts of unrecognized tax benefits will not significantly increase or decrease within the next twelve months.

The following table presents a summary of the changes to unrecognized tax benefits:

September 30, 2013
$
Balance, beginning of year	5,885
Additions based on tax positions related to the current year	76
Additions for tax positions of prior year	260
Settlements	(282)

Balance, end of year	5,939

Aptalis has historically recognized interest relating to income tax matters as a component of financial expenses and penalties related to income tax matters as a component of income tax expense. As of September 30, 2013, Aptalis had accrued $1,446,000 for interest relating to income tax matters. There were no amounts recorded for penalties as of September 30, 2013.

Aptalis and its subsidiaries file tax returns in the U.S. federal jurisdiction and various states, local and foreign jurisdictions including Canada and France. In many cases, Aptalis’ uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. Aptalis is subject to federal and state income tax examination by U.S. tax authorities for fiscal years 2006 through 2013. Aptalis is subject to Canadian and provincial income tax examination for fiscal years 2009 through 2013. There are numerous other income jurisdictions for which tax returns are not yet settled, none of which is individually significant.

11. Property, Plant and Equipment

	September 30, 2013
	Cost	Accumulated depreciation	Net
	$	$	$
Land	4,730	—	4,730
Buildings	47,870	9,931	37,939
Machinery, equipment and office furnishings	56,167	15,975	40,192
Automotive equipment	6,216	1,395	4,821
Computer equipment and software	30,996	25,484	5,512
Leasehold improvements	3,689	1,413	2,276

	149,668	54,198	95,470

Acquisitions of property, plant and equipment amount to $20,408,000 for the year ended September 30, 2013.

The cost and accumulated depreciation of equipment under capital leases amount to $6,355,000 and $1,446,000, respectively, in 2013.

12. Goodwill and Intangible Assets

Goodwill

The following table reflects the changes in the carrying amount of goodwill:

September 30, 2013
$
Balance, beginning of year	178,325
Foreign exchange	1,733

Balance, end of year	180,058

Aptalis conducted a qualitative assessment for its annual goodwill impairment test in the fourth fiscal quarter for the year ended September 30, 2013 and noted no impairment.

Intangible assets with a finite life

The following table reflects the gross carrying amount and accumulated amortization roll-forward by major intangible asset class:

	September 30, 2013
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses, patents and other product rights related to commercialized products	818,761	293,427	525,334
Platforms and technologies	69,782	12,941	56,841
Supply agreements	9,668	2,670	6,998

	898,211	309,038	589,173

The following table reflects the changes in the carrying amounts of intangible assets:

	September 30, 2013
	Cost	Accumulated amortization	Net
	$	$	$
Balance, at October 1, 2012	994,767	257,392	737,375
Impairment	(103,654)	(31,946)	(71,708)
Amortization	—	80,801	(80,801)
Foreign exchange	7,098	2,791	4,307

Balance, at September 30, 2013	898,211	309,038	589,173

During the year ended September 30, 2013, Aptalis’ management revised its estimate of the remaining useful life of Canasa intangible assets as a result of certain regulatory events and litigation more thoroughly described in Note 22. This resulted in increased amortization of approximately $1,662,000 during the fiscal year ended September 30, 2013. This change in estimated useful life will increase annual amortization by approximately $5,000,000 over the remaining useful life.

As disclosed in Note 4, a trademark license intangible asset of $139,200,000 resulting from the Rectiv Transaction was recorded in the first quarter of fiscal 2012. Due to the continuing effects of Rectiv sales having performed below expectations, during the fourth quarter of the fiscal year ended September 30, 2013, Aptalis revisited its long-term projection assumptions used in its assessment of the carrying value of its intangible asset and its contingent consideration liability relating to Rectiv. These changes to long-term projection assumptions were made as a result of ongoing competition from compounding pharmacies as well as the issue surrounding the introduction of the Compounding Quality Act (“CQA”), which was introduced during the fourth quarter of fiscal year 2013 and was signed into law on November 27, 2013. As a result of this analysis, Aptalis recorded an impairment charge of $65,250,000 relating to its Rectiv intangible assets. Aptalis also recorded a change in the fair value of the contingent consideration which reduced the liability by $74,707,000 for the year ended September 30, 2013. These two offsetting adjustments along with accretion expense described in Note 4 were recorded as fair value adjustments to intangible assets and contingent consideration within Aptalis’ consolidated statement of operations. As a result of this impairment charge, Aptalis has assigned a new cost base of $43,500,000 for its Rectiv intangible assets as of September 30, 2013.

Similarly, during the fourth quarter of the fiscal year ended September 30, 2013, Actavis Inc. announced that it had received an approval from the U.S. Food and Drug Administration (FDA) on its Abbreviated New Drug Application (ANDA) for Lamotrigine Orally Disintegrating Tablets, a generic equivalent to Lamictal(R) ODT, which Aptalis manufacture for GlaxoSmithKline. As a result of this approval, Management revised its forecasts and determined that Aptalis’ intangible assets recorded in the Eurand transaction related to Aptalis’ supply agreement for Lamictal were impaired. As a result, Aptalis recorded an impairment charge of $6,458,000 related to Aptalis’ Lamictal supply agreement intangible asset.

As of September 30, 2013, the intangible assets with a finite life have a weighted average remaining amortization period of approximately 12 years.

The annual amortization expenses, without taking into account any future acquisitions expected, are as follows:

$
2014	63,429
2015	61,502
2016	61,001
2017	57,892
2018	49,912
2019 and thereafter	295,437

13. Accounts Payable and Accrued Liabilities

September 30, 2013
$
Accounts payable	44,785
Contract rebates, product returns and accrued chargebacks	63,999
Accrued compensation and benefits	24,311
Current portion of purchase consideration on business combination (Note 4)	3,830
Accrued research and development costs	30,414
Accrued royalties	3,254
Deferred revenue	2,179
Other accrued liabilities	16,124

188,896

14. Long-Term Debt

September 30, 2013
$

Senior secured term loans of $926,375 as at September 30, 2013, bearing interest at a rate per annum equal to an applicable margin plus, at Aptalis’ option, either (1) a base rate determined by reference to the highest of (a) the prime rate of Bank of America, N.A., (b) the federal funds effective rate plus 1/2 of 1.00%, and(c) the one-month LIBOR plus 1.00% or (2) LIBOR determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margins for borrowings under the Senior Secured Term Loan Facility are 3.00% with respect to base rate borrowings and 4.00% with respect to LIBOR borrowings. In addition, the LIBOR and base rate for borrowings under the Senior Secured Term Loan Facility are subject to a floor of 150 basis points and 250 basis points, respectively, secured by substantially all of the present and future assets of Aptalis, payable in quarterly installments, maturing in February 2017, subject to interest rate swap and cap agreements as further disclosed in Note 19

921,344
Installments due within one year	9,500

911,844

Aptalis’ Amended Credit Facilities totaling $1,097,000,000 is comprised of Term B-1 Loans amounting to $750,000,000, Term B2- Loans amounting to $200,000,000 and a Senior Secured Revolving Credit Facility totaling $147,000,000. The Senior Secured Revolving Credit Facility is comprised of $115,000,000 of existing revolving credit commitments that were extended or issued (the “Extended Commitments”) and $32,000,000 of existing revolving credit commitments that were not extended (the “ Unextended Commitments”) pursuant to the Senior Secured Revolving Credit Facility. The Amended Credit Facilities bear interest at a variable rate available composed of either the Federal Funds Rate or the British Banker Association LIBOR, at the option of Aptalis, plus the applicable rate based on the consolidated total leverage ratio of Aptalis and certain of its subsidiaries for the preceding twelve months. The principal amount of the Term B-1 loans and Term B-2 loans amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount with payments beginning in fiscal year 2012. The principal amount outstanding of the Term B-1 loans and Term B-2 loans will be due and payable on February 11, 2017. The principal amount of outstanding loans under the Senior Secured Revolving Facility will be due and payable on February 11, 2016 with respect to Extended Commitments and on February 25, 2014 with respect to Unextended Commitments. As at September 30, 2013, $950,000,000 of term loans comprised of Term B-1 Loans amounting to $750,000,000 and Term B2- Loans amounting to $200,000,000 had been issued of which $926,375,000 remains outstanding. No amounts had been drawn during the year against the revolving credit facility. The term loans were priced at $0.995 and $0.980 respectively, with yields to maturity of 5.6% and 6.0% respectively, before the effect of interest rate hedging transactions as disclosed in Note 19.

On October 4, 2013, Aptalis completed a refinancing of the term loans outstanding under the Amended Credit Facilities further described in Note 24. As a result of the refinancing, Aptalis is not required to make prepayments in the year ended September 30, 2013.

Payments required in each of the next four years from the date of the balance sheet to meet the retirement provisions of the long-term debt are as follows:

$
2014	9,500
2015	9,500
2016	9,500
2017	897,875

926,375
Unamortized original issuance discount	5,031

921,344

15. Stock Incentive Plans

Management equity incentive plan

In April 2008, Aptalis adopted a Management Equity Incentive Plan (the “MEIP”), pursuant to which options are granted to select employees and directors of Aptalis. The MEIP provides that a maximum of 3,833,307 common shares of Aptalis are issuable pursuant to the exercise of options. The per share purchase price cannot be less than the fair value of the common share of Aptalis at the grant date and the option expires no later than ten years from the date of grant. Vesting of these stock options is split into three categories: (1) time-based options: 50% of option grants generally vest ratably over five years and feature a fixed exercise price equal to the fair value of common shares of Aptalis on grant date; (2) premium options: 25% of stock option grants with an exercise price initially equal to the fair value of common shares on grant date that will increase by 10% each year and generally vesting ratably over five years; and (3) performance-based options: 25% of stock option grants with a fixed exercise price equal to the fair value of common shares on grant date which vest upon the occurrence of a liquidity event (as defined under the terms of the MEIP) based on the achievement of return targets calculated based on the return received by majority shareholders from the liquidity event. While the time-based options and the premium options are expensed over the requisite service period, the performance-based options will not be expensed until the occurrence of the liquidity event. The MEIP was amended and restated effective February 11, 2011 primarily to reflect an increase to a maximum of 5,033,507 common shares of Aptalis issuable pursuant to the exercise of options and to change the required return targets that need to be achieved for vesting performance-based options issued under the amended and restated plan.

The following table presents the changes to the number of stock options outstanding under the MEIP:

	September 30, 2013
	Number of options	Weighted average exercise price
		$
Balance, beginning of period	4,113,000	10.94
Granted	125,000	19.84
Exercised	(46,536)	10.36
Canceled and forfeited	(202,214)	11.06

Balance, end of period	3,989,250	11.55

Options exercisable at end of year	2,086,650	11.57

Stock options outstanding as at September 30, 2013, are as follows:

	Options outstanding			Options exercisable
	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price
			$			$
Exercise price
$10.00—$14.00	3,315,000	6.39	10.52	1,629,900	5.79	10.31
$14.01—$18.00	540,500	5.37	15.82	454,000	4.75	16.03
$18.01—$20.50	133,750	9.30	19.73	2,750	8.95	18.15

	3,989,250	6.35	11.55	2,086,650	5.57	11.57

The changes to the number of non-vested stock options for the year ended September 30, 2013, are as follows:

	September 30, 2013
	Number of options	Weighted average grant date fair value
		$
Balance, beginning of period	2,484,150	3.25
Granted	125,000	4.49
Vested	(546,950)	3.34
Canceled and forfeited	(159,600)	2.99

Balance, end of period	1,902,600	3.33

The weighted average grant date fair value of stock options granted under the MEIP was $4.49 for the year ended September 30, 2013. The weighted average fair value of shares vested under the MEIP was $3.34 for the year ended September 30, 2013.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model for the service-based options and the Monte Carlo simulation model for the performance-based options. The expected life of options is based on the weighted contractual life based on the probability of change in control or a liquidity event. The expected volatility is based on historical volatility peer companies. The risk free interest rate is based on the average rate of return on U.S. Government Strips with a remaining term equal to the expected term of the option. The dividend yield reflects that Aptalis has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

The fair value estimates are based on the following weighted average assumptions for options granted:

September 30, 2013
Expected term of options (years)	4.23
Expected stock price volatility	41.12%
Risk-free interest rate	0.67%
Expected dividend	—

Special equity grant

In April 2008, Aptalis approved the Restricted Stock Unit grant agreement and the penny option grant agreement (collectively “Equity Grant Agreements”) pursuant to which a one-time grant of equity-based awards of either restricted stock units (“RSUs”) or options to purchase shares of common stock of Aptalis for a penny (“Penny Options”) was made to certain employees of Aptalis. A maximum of 1,343,348 shares of common stock of Aptalis are issuable with respect to the special grants. As a result of the option to allow the recipients to elect to have an amount withheld that is in excess of the required minimum withholding under the current tax law, the special grants will be accounted for as liability awards. As a liability award, the fair value on which the expense is based is remeasured each period based on the estimated fair value and the final expense will be based on the fair value of the shares on the date the award is settled. Such final expense is reclassified to additional paid-in capital six months after the settlement of awards on the lapse of the aforementioned option allowed to the recipients. The RSUs and Penny Options expire no later than four years and ten years respectively from the date of grant. One third of the granted RSUs and Penny Options vested immediately on date of grant; one third vested on August 25, 2009, and the remainder vested on August 25, 2010.

The carrying value of an RSU or Penny Option is always equal to the estimated fair value of one common share of Aptalis. The RSUs and Penny Options entitle the holders to receive common shares of Aptalis at the end of a vesting period. The total number of RSUs and Penny Options granted was 1,343,348 with an initial fair value of $10, equal to the share price at the date of grant. As at September 30, 2013, there were 240,842 RSUs and Penny Options outstanding, all of which were vested.

Aptalis recorded share-based compensation expense of $2,847,000 relative to the MEIP and the Special Equity Grant for the year ended September 30, 2013, with related income tax benefits excluding the impact of valuation allowance of $299,000. The amount of expense has been reduced to take into account estimated forfeitures. As of September 30, 2013, there was $2,587,000 of total unrecognized compensation costs related to MEIP Grant based on the recorded fair value. These costs are expected to be recognized over a weighted average period of 4.5 years. As of September 30, 2013, there was $3,755,000 of compensation expense related to the performance based options that will be recognized upon the occurrence of a liquidity event.

Annual grant

In June 2008, Aptalis adopted a Long-Term Incentive Plan (the “LTIP”), whereby it is expected to grant annual awards to certain employees of Aptalis (the “participants”). The number of awards is initially based on the participant’s job level and base salary and is subsequently adjusted based on the outcome of certain financial performance conditions relating to the fiscal year. Each award that vests is ultimately settleable at the option of the participant in cash or in common shares of equivalent value. The awards vest (i) upon the occurrence of a liquidity event (as defined under the terms of the LTIP) and (ii) in varying percentages based on the level of return realized by majority shareholders as a result of the liquidity event.

The awards granted under this LTIP are eventually to be classified as liabilities in accordance with the FASB issued guidance on distinguishing liabilities from equity, since the award is for a fixed amount of value that can be settled at the option of the participant in (i) cash, or (ii) a variable number of common shares of equivalent value.

Aptalis will not recognize any compensation expense until such time as the occurrence of a liquidity event generating sufficient return to the majority shareholders (in order for the award to vest) is probable. If such an event were probable as of September 30, 2013, the value of the awards to be expensed by Aptalis would range between $11,318,000 and $13,582,000 depending on the level of return expected to be realized by the majority shareholders.

16. Information Included in the Consolidated Operations and Cash Flows

a) Financial expenses

September 30, 2013
$
Interest on long-term debt, including amortization of original issuance discount of $1,316 in 2013	53,801
Accretion expenses on amounts payable for the Mpex transaction	1,822
Interest and bank charges	695
Interest rate swaps and cap (Note 19)	5,626
Financing fees	853
Amortization of deferred debt issue expenses	5,980

68,777

b) Other information

September 30, 2013
$
Rental expenses	3,451
Shipping and handling expenses	6,532
Advertising expenses	13,747
Depreciation of property, plant and equipment	13,961
Amortization of intangible assets	80,801
Stock-based compensation expense	2,847

c) Accumulated other comprehensive loss

The components of accumulated other comprehensive loss are as follows:

	Foreign Currency Translation	Hedging Contracts	Accumulated Other Comprehensive Loss
		$	$
Balance, October 1, 2012	(41,122)	(17,382)	(58,504)
Other comprehensive income	7,081	3,347	10,428

Balance, September 30, 2013	(34,041)	(14,035)	(48,076)

Amounts in accumulated other comprehensive loss are presented net of the related tax impact. Foreign currency translation is not adjusted for income taxes as it relates to permanent investments in international subsidiaries.

d) Supplemental cash flow information

September 30, 2013
$
Interest received	412
Interest paid	58,147
Income taxes received	1,057
Income taxes paid	61,192
Non-cash investing and financing activities:
Accrual for purchase of property, plant and equipment	3,887

17. Concentration of Credit Risk and Geographic Information

Aptalis operates in one segment, pharmaceutical products, due to the internal reporting structure in place, the composition of its business operations and the level of detail contained in Aptalis’ Chief Operating Decision Maker financial information package.

Three major customers in the U.S. market for which the sales represent 64.8% of revenue for the year ended September 30, 2013, are detailed as follows:

September 30, 2013
%
McKesson Medical	27.3
Cardinal Health	24.3
Amerisource Bergen	13.2

64.8

Purchases from one supplier represent approximately 13% of the cost of goods sold for the year ended September 30, 2013.

Aptalis purchases the majority of its inventory from third party manufacturers, many of whom are the sole source of products for Aptalis. The failure of such manufacturers to provide an uninterrupted supply of products could adversely impact Aptalis’ ability to sell such products.

Aptalis operates in the following geographic areas:

September 30, 2013
$
Total revenue
United States
Domestic sales	529,497
Foreign sales	19,055
International
Canadian and EU sales	109,394
Other sales	29,960

687,906

Revenue is attributed to geographic areas based on the country of origin of the sales.

September 30, 2013
$
Property, plant, equipment and intangible assets
United States	91,692
Europe	401,623
Canada	191,328

684,643

September 30, 2013
$
Goodwill
United States	20,931
Europe	97,240
Canada	61,887

180,058

18. Financial Instruments

Interest rate risk

Aptalis is exposed to interest rate risk on its variable interest-bearing term loans. The term loans bear interest based on British Banker Association LIBOR. As further disclosed in Note 19, Aptalis may enter into derivative financial instruments to manage its exposure to interest rate changes and reduce its overall cost of borrowing.

Currency risk

Aptalis is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of the rates. Aptalis has used derivative instruments historically to reduce its exposure to foreign currency risk. As at September 30, 2013, no foreign exchange contracts were outstanding. As at September 30, 2013, the financial assets totaling $316,137,000 include cash and cash equivalents and accounts receivable for 4,738,000 Canadian dollars, 14,379,000 euros and 1,084,000 Swiss francs respectively. As at September 30, 2013, the financial liabilities totaling $1,110,240,000 include accounts payable, accrued liabilities and long-term debt of 6,828,000 Canadian dollars, 21,119,000 euros and 1,000 Swiss francs respectively.

Credit risk

Generally, the carrying amount of Aptalis’ financial assets exposed to credit risk, net of applicable provisions for losses, represents the maximum amount of exposure to credit risk. As at September 30, 2013, Aptalis’ financial assets exposed to credit risk are composed primarily of cash and cash equivalents and accounts receivable.

As at September 30, 2013, Aptalis has approximately 85.2% of its cash and cash equivalents with one financial institution. At times, such deposits may exceed the amount insured by Federal Deposit Insurance Corporation.

Fair value of financial instruments held at carrying amount on the consolidated balance sheet

The estimated fair value of the financial instruments held at carrying amount is as follows:

	September 30, 2013
	Fair value	Carrying amount
	$	$
Assets
Cash and cash equivalents	229,903	229,903
Accounts receivable, net	86,234	86,234
Liabilities
Accounts payable and accrued liabilities	188,896	188,896
Long-term debt	925,819	921,344

The following methods and assumptions were used to calculate the estimated fair value of the financial instruments that are held at carrying amount on the consolidated balance sheet:

a) Financial instruments for which fair value approximates carrying amount

The estimated fair value of certain financial instruments shown on the consolidated balance sheet approximates their carrying amount. These financial instruments include cash and cash equivalents, accounts receivable, net, accounts payable and accrued liabilities.

b) Long-term debt

The fair value of the variable interest-bearing term loan has been established based on broker-dealer quotes and represents a Level 2 input for 2013.

19. Derivatives and Hedging Activities

Risk management objective of using derivatives

Aptalis is exposed to certain risks arising from both its business operations and economic conditions. Aptalis principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. Aptalis manages economic risks, including interest rate, liquidity, currency and credit risks primarily by managing the amount, sources, conditions and duration of its debt funding and the use of derivative financial instruments. Specifically, Aptalis enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which is determined by interest rates. Aptalis’ derivative financial instruments, if any, are used to manage differences in the amount, timing and duration of Aptalis’ known or expected cash payments principally related to Aptalis’ borrowings.

Cash flow hedges of interest rate risk

Aptalis’ objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, Aptalis primarily uses interest rate swaps and/or caps as part of its interest rate risk management strategy. While Aptalis seeks to mitigate interest rate risk by entering into hedging arrangements with counterparties that are large financial institutions that Aptalis deems to be creditworthy, it is possible that the hedging transactions, which are intended to limit losses, could adversely affect earnings. Furthermore, if Aptalis terminates a hedging arrangement, it may be obligated to pay certain costs, such as transaction or breakage fees. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for Aptalis making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges protect Aptalis from increases in interest rates above the strike rate of the interest rate cap. During the fiscal year ended September 30, 2013, such derivatives were used to hedge the variable cash flows associated with a portion of the existing variable-rate debt.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive loss and is subsequently reclassified to earnings in the period in which the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Aptalis has an option to change the interest period on its LIBOR borrowings and selected the 1 month interest period in June 2013. This created a basis mismatch with Aptalis’ hedged transaction and resulted in an insignificant hedge ineffectiveness recorded in earnings during the year ended September 30, 2013. Aptalis has selected the 3 month interest period in September 2013.

As at September 30, 2013, Aptalis had two interest rate swaps outstanding with a combined current notional amount of $388,000,000 and one interest rate cap outstanding with a notional amount of $100,000,000 and were designated as cash flow hedges of interest rate risk on LIBOR-based debt and are further described below. The weighted average fixed interest rate on the swaps is 2.83%.

On April 4, 2011, Aptalis entered into two separate pay-fixed, receive-floating interest rate swap agreements with an effective date of June 30, 2011 which convert a portion of the variable rate debt under its Amended and Restated Senior Secured Credit Facilities to fixed rate debt. The first swap has a notional amount of $331,000,000, amortizing to $84,000,000 by its maturity in December 2015. At September 30, 2013, the notional amount of the first swap was $169,000,000. The second swap has a notional amount of $219,000,000 and matures in December 2016. These swaps are designated as cash flow hedges of interest rate risk. The interest rate swaps will fix Aptalis’ interest payments on the hedged debt at 2.386% for the first swap and 3.18% for the second swap, inclusive of a LIBOR floor of 1.5%, plus the appropriate margin on each debt interest period which is currently 4%. On June 25, 2013, Aptalis re-designated its interest rate swaps in order to expand the definition of the hedged transactions as part of its overall risk management strategy.

On June 27, 2012, Aptalis entered in an interest rate cap agreement with an effective date of September 30, 2012 which protects Aptalis from increases in the cash flows on its variable rate debt under its Second Amended and Restated Senior Secured Credit Facilities attributable to changes in LIBOR above the strike rate of the interest rate cap. The interest rate cap has a notional amount of $100,000,000 and matures in September 2016. The interest rate cap is designated as a cash flow hedge of interest rate risk and limits Aptalis’ interest payments on the hedged debt at 1.5%, plus the appropriate margin on each debt interest period which is currently 4%. On July 8, 2013, Aptalis re-designated its interest rate cap in order to expand the definition of the hedged transactions as part of its overall risk management strategy.

Amounts reported in Accumulated other comprehensive loss related to derivatives are reclassified to interest expense as interest payments are made on Aptalis’ variable-rate debt. Aptalis estimates that $5,133,000 presently classified in Accumulated other comprehensive loss will be reclassified as an increase to interest expense during the next twelve months.

The table below presents the fair value of Aptalis’ derivative financial instruments as well as their classification on the consolidated balance sheet as at September 30, 2013:

		Liability Derivatives – Fair Value
	Balance sheet location	September 30, 2013
		$
Derivatives designated as hedging instruments
Interest rate swaps	Other long-term liabilities	11,733
Interest rate cap	Other long-term liabilities	277

Total derivatives designated as hedging instruments		12,010

The table below presents the effect of Aptalis’ derivative financial instruments on the consolidated operations for the fiscal year ended September 30, 2013:

	Location in the Consolidated Financial Statements	Year Ended September 30, 2013
		$
Interest rate swaps and cap in cash flow hedging relationships
Loss recognized in other comprehensive income on derivatives (effective portion), net of tax of $78	OCI	(131)
Loss reclassified from other comprehensive income into income (effective portion)	Financial expenses	(5,575)
Gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Financial expenses	—

Aptalis considers the impact of its and its counterparties’ credit risk on the fair value of the derivative financial instruments. At September 30, 2013, credit risk did not materially change the fair value of Aptalis’ derivative financial instruments.

Aptalis has agreements with each of its derivative counterparties that contain a provision whereby Aptalis could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to Aptalis’ default on the indebtedness. If Aptalis had breached this provision, it could have been required to settle its obligations under the agreements at their termination value, including accrued interest and excluding any adjustment for non-performance risk, related to these agreements of $12,732,000.

On November 8, 2013, Aptalis terminated its existing interest rate swap and cap agreements and entered into two new interest rate cap agreements. This transaction is further described in Note 24.

20. Fair Value Measurements

Financial assets and financial liabilities measured or disclosed at fair value on a recurring basis as at September 30, 2013 are summarized below:

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at September 30, 2013
	$	$	$	$
Liabilities
Derivative financial instruments	—	12,010	—	12,010
Contingent consideration obligations	—	—	29,594	29,594
Long-term debt(1)	—	925,819	—	925,819

	—	937,829	29,594	967,423

(1)	Long-term debt is measured at amortized cost and shown in the table above at Fair Value.

Derivative financial instruments represent interest rate swap and interest rate cap agreements as more fully described in Note 19 and are measured at fair value based on market observable interest rate curves as of the measurement date.

The contingent consideration obligations are related to the Rectiv Transaction and the fair value measurement is determined using Level 3 inputs. The fair value of contingent consideration obligations is based on a probability-weighted income approach. The measurement is based on unobservable inputs supported by little or no market activity based on Aptalis’ assumptions. Significant unobservable inputs include the projected revenue estimates and the risk adjusted discount rate used to present value the probability weighted cash flows. Generally, a change in the discount rate assumption would result in a directionally opposite change in the contingent consideration obligation. The discount rate used in the fair value measurement is in the range of 7%-13% depending on the type of contingent payment. Changes in the fair value of the contingent consideration obligations are recorded in Aptalis’ consolidated statement of operations and included in operating income. Aptalis continues to monitor performance of Rectiv and may make adjustments to its valuation models in future periods. Given the sensitivity of the valuation in relation to changes in the above noted assumptions, such changes, if required, could have a material impact on Aptalis’ financial statements. As further described in Note 4, as a result of triggering events during the fourth quarter of the fiscal year ended September 30, 2013, Aptalis revisited its long-term projection assumptions used in its assessment of the contingent consideration obligations related to the Rectiv Transaction and recorded a change in the fair value of the contingent consideration which reduced the liability by $74,707,000 for the year ended September 30, 2013 in fair value adjustments to intangible assets and contingent consideration in its statement of operations.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended September 30, 2013:

	Balance at October 1, 2012	Transfers into (out of) Level 3	Purchases and settlements,	Accretion and fair value adjustments recorded in income	Balance at September 30, 2013
	$	$	$	$	$
Liabilities
Contingent consideration obligation	95,249	—	(3,610)	(62,045)	29,594

Certain financial assets and financial liabilities are measured at estimated fair value on a non- recurring basis. These instruments are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment).

Financial assets and liabilities measured or disclosed at fair value on a non-recurring basis as at September 30, 2013 are summarized below:

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance at September 30, 2013
	$	$	$	$
Assets
Intangible assets	—	—	589,173	589,173

As is more fully described in Note 12, Aptalis recorded an impairment charge and fair value changes of $71,708,000 related to its Rectiv and Lamictal intangible assets during the fiscal year ended September 30, 2013.

21. Related Party Transactions

Aptalis recorded charges pursuant to the terms of a management fee arrangement with a controlling shareholding company of $7,021,000 during the year ended September 30, 2013. As at September 30, 2013, Aptalis accrued fees payable to a controlling shareholding company amounting to $1,724,000.

22. Commitments and Contingencies

a) Commitments

Aptalis has entered into non-cancellable operating leases and service agreements with fixed minimum payment obligations expiring on different dates for the rental of office space, automotive equipment and other equipment and for administrative, research and development and other services.

Minimum future payments under these commitments for the next 5 years are as follows:

	For the year ending September 30,
	2014	2015	2016	2017	2018 and thereafter	Total
	$	$	$	$	$	$
Capital and Operating leases	3,711	3,109	1,716	569	90	9,195
Other commitments	2,714	2,458	2,512	316	—	8,000

	6,425	5,567	4,228	885	90	17,195

b) Licensing agreements

Aptalis has recorded milestones of $3,250,000 and royalties of $5,502,000 as research and development expenses for the year ended September 30, 2013.

c) Royalties

Aptalis pays royalties on the sales of certain of its marketed products to unrelated third parties and technologies under license and similar agreements. The royalties charged to cost of goods sold for the year ended September 30, 2013 were not material.

d) Contingencies

Aptalis and its subsidiaries are involved in litigation matters arising in the ordinary course and conduct of its business.

In May 2009, Aptalis entered into an agreement with the U.S. Department of Defense, or DOD, to remain eligible for inclusion on the DOD’s formulary and pursuant to which Aptalis agreed to pay rebates under the TRICARE retail pharmacy program. Aptalis began accounting for these rebates in the third quarter of fiscal year 2009. Under its contracting process, the DOD is further seeking rebates from pharmaceutical manufacturers on all prescriptions of covered prescription drugs filled under TRICARE from January 28, 2008, forward, unless DOD agrees to a waiver or compromise of amounts due. On November 30, 2009, in litigation initiated by third parties seeking to have the DOD’s ability to seek retroactive rebates invalidated, the Court affirmed DOD’s position that it is entitled to retroactive refunds on prescriptions filled on or after January 28, 2008. In October 2010, the DOD affirmed its former rulemaking which was the subject of litigation and its intention to seek to collect rebates for periods prior to the contract date. Aptalis estimated that its exposure to the retroactive rebates claimed by the DOD would not be material and recorded an accrual in fiscal year 2010. During the fiscal year ended September 30, 2013, Aptalis settled the matter and paid the rebates claimed at an amount substantially equivalent to its initial accrual.

e) Litigation

In October 2008, Eurand and Cephalon (which exclusively licenses certain patents from Eurand) received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Mylan Pharmaceuticals, Inc., or Mylan, and Barr Laboratories, Inc., or Barr, each requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of extended-release cyclobenzaprine hydrochloride (AMRIX). In November 2008, Eurand received a similar certification letter from Impax Laboratories, Inc., or Impax. In May 2009, Eurand received a similar certification letter from Anchen Pharmaceuticals, Inc., or Anchen. Mylan, Impax, and Anchen alleged that U.S. Patent Number 7,387,793, or the ‘793 Patent, entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants,” issued to Eurand, will not be infringed by the manufacture, use or sale of the product described in the applicable ANDA and reserved the right to challenge the validity and/or enforceability of the ‘793 Patent. Barr alleged that the ‘793 Patent is invalid, unenforceable and/or will not be infringed by its manufacture, use or sale of the product described in its ANDA. In late November 2008, Eurand filed a lawsuit with Cephalon, in the U.S. District Court in Delaware against Mylan (and its parent) and Barr (and its parent) for infringement of the ’793 Patent. In January 2009, Eurand filed a lawsuit with Cephalon in the U.S. District Court in Delaware against Impax for infringement of the ’793 Patent. In July 2009, Eurand filed a lawsuit with Cephalon in the U.S. District Court in Delaware against Anchen (and its parent) for infringement of the ’793 Patent. Subsequently, in response to additional Paragraph IV certification letters regarding U.S. Patent Number 7,544,372, or the ’372 Patent, entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants” Eurand and Cephalon also filed lawsuits against Mylan, Barr, and Anchen for the infringement of the ’372 Patent. All cases were consolidated in one action in the U.S. District Court in Delaware, and were tried in a bench trial in September-October 2010.

On October 7, 2010, both Eurand and Anesta AG, or Anesta, a wholly-owned subsidiary of Cephalon, reached an agreement to settle the pending patent infringement litigation over AMRIX with Impax. Under terms of the settlement, both Eurand and Anesta will grant to Impax a non-exclusive, royalty-bearing license to market and sell a generic version of AMRIX in the United States beginning one year prior to expiration of the ’793 Patent, which is expected to expire in February 2025, or earlier under certain circumstances.

On May 12, 2011, the U.S. District Court in Delaware rendered a decision against Eurand and Cephalon. On May 13, 2011, Mylan launched its product. Eurand and Cephalon appealed the District Court’s finding of obviousness to the Federal Circuit, and on May 24, 2011, the District Court issued an injunction order enjoining Mylan from selling any additional products pending the Federal Circuit’s decision. On April 16, 2012, the Federal Circuit reversed and vacated the judgment of invalidity by the U.S. District Court in Delaware in the patent infringement lawsuit by Eurand and Cephalon. Mylan filed a petition for rehearing en banc and on July 25, 2012, the petition was denied. Subsequently Mylan filed a petition for certiorari to the United States Supreme Court on October 23, 2012 and on January 14, 2013, the petition was denied. The case was remanded to the District Court for consideration of the issue of damages. The trial on the issue of damages is scheduled to commence on September 2, 2014.

Aptalis is involved (and expects to continue to be involved from time to time) in patent litigation relating to ANDAs filed by potential competitors seeking to market generic versions of Aptalis’ products. For example, in July 2013, in response to notice letters regarding the filings of ANDAs by Mylan Pharmaceuticals, Inc. and Mylan Inc. (collectively, “Mylan”), as well as Sandoz Inc. (“Sandoz”), seeking approval to market a generic version of Canasa, Aptalis filed patent infringement lawsuits alleging infringement of certain of its patents and seeking, among other things, injunctive relief. Mylan filed its Answer and Counterclaims in August 2013 and Sandoz filed its Answer and Counterclaims in September 2013, in each case contending that Aptalis’ patents are invalid or not infringed. Aptalis believes the ANDAs were filed before the patents covering Canasa were listed in the Orange Book, which generally means that Aptalis is not entitled to the 30-month stay of the approval of these ANDAs provided for by Hatch-Waxman. While Aptalis intends to vigorously defend these and other patents and pursue its legal rights, it can offer no assurance as to when the pending or any future litigation will be decided, whether such lawsuits will be successful or that a generic equivalent of one or more of its products will not be approved and enter the market. An adverse outcome in such patent litigation could materially and adversely affect Aptalis’ revenues.

23. Earnings Per Share

The following table presents a reconciliation of basic and diluted earnings per share:

September 30, 2013
Net income	$86,852
Weighted average shares outstanding:
Basic	67,987,312
Effect of dilutive securities	1,187,369

Diluted	69,174,681

Net income per share
Basic	$1.28
Diluted	$1.26

24. Subsequent Events

On October 4, 2013, Aptalis and certain other wholly-owned subsidiaries completed a refinancing consisting of the (i) repayment of all outstanding indebtedness under preexisting senior secured credit facilities, (ii) termination of preexisting senior secured credit facilities and (iii) execution of a new senior secured credit facility that provides for senior secured term loans in the amount of $1,250,000,000 and a senior secured revolving credit facility that allows borrowings of up to $150,000,000 (collectively, the “Refinancing”). As the result of the Refinancing, Aptalis anticipates recording a loss on extinguishment of approximately $5,300,000 in the first quarter of the 2014 fiscal year.

Following the Refinancing, Aptalis distributed approximately $399,500,000 to Aptalis’ shareholders, holders of Aptalis’ restricted stock units and certain holders of options (the “Distribution”). Aptalis also reduced the per share exercise prices of certain outstanding stock options, as allowable under the relevant option plan, to reflect the effects of the Distribution. The Distribution also resulted in the exercise of all vested penny options outstanding. As a result of these per share exercise price reductions of $5.67 per underlying share of each unvested option, Aptalis anticipates recording additional compensation cost charges of $4,000,000, beginning in the first quarter of fiscal year 2014, which will be recognized over the remaining vesting period of these options. The Refinancing and the Distribution are collectively referred to as the Recapitalization.

Aptalis’ new senior secured credit facilities consist of (i) a revolving credit facility allowing for borrowings of up to $150,000,000, of which $25,000,000 may be in the form of letters of credit, and (ii) term B loans with an outstanding principal amount of $1,250,000,000 (excluding OID and upfront payments). The new senior secured revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings. The term B loans were priced at $0.99 and an upfront fee of 50 basis points was paid on commitments under the senior secured revolving credit facility.

Borrowings under the new senior secured credit facilities bear interest at a rate per annum equal, at Aptalis’ option, to either a base rate (subject to a floor of 2.0% in the case of term B loans) or a LIBOR rate (subject to a floor of 1.0% in the case of term B loans), plus, in each case, an applicable margin. Subject to the floor described in the immediately preceding sentence, the base rate is the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 1/2 of 1.0% and (3) the one-month LIBOR rate plus 1.0%. Subject to the floor described in the first sentence of this paragraph, the LIBOR rate is determined by reference to the costs of funds for U.S. dollar deposits for the associated interest period and is adjusted for certain additional costs. The applicable margins for term B loan borrowings are 4.00% per annum on base rate borrowings and 5.00% per annum on LIBOR borrowings. The applicable margin for revolving loan borrowings are subject to quarterly adjustment based on Aptalis Pharma’s senior secured net leverage ratio and will range from (A) 3.50% to 3.75% per annum on revolving loans that are base rate borrowings and (B) 4.50% to 4.75% per annum on revolving loans that are LIBOR borrowings.

Further, upon or after the consummation of a Qualifying IPO, as defined, so long as Aptalis Pharma’s senior secured net leverage ratio does not exceed 3.25:1.00, the applicable margin with respect to term B loans and revolving loans (otherwise determined in accordance with the above) will be reduced by 0.50%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, Aptalis is required to pay a commitment fee of 0.50% per annum on unutilized commitments under the senior secured revolving credit facility. This unutilized commitment fee is subject to quarterly adjustment based on Aptalis Pharma’s senior secured net leverage ratio but in no event will the commitment fee increase to higher than 0.5%. Aptalis is also required to pay customary letter of credit fees and agency fees.

On November 8, 2013, in conjunction with the refinancing, Aptalis terminated its existing interest rate swap and interest rate cap agreements and paid a total of $13,547,000 to its derivative counterparties. Aptalis then entered in two new interest rate cap agreements with an effective date of December 31, 2013 which protects Aptalis from increases in the cash flows on its variable rate debt under its October 4, 2013 Refinancing attributable to changes in LIBOR above the strike rate of the interest rate cap. The interest rate caps each have a notional amount of $275,000,000 amortizing to $25,000,000 by their maturity in December 2019. The interest rate caps are designated as cash flow hedges of interest rate risk and limits Aptalis’ interest payments on the hedged October 4, 2013 refinanced debt at 1.0%, plus the appropriate margin on each debt interest period which is currently 5.0%. The interest rate caps will fix Aptalis’ interest payments on the hedged debt at 6.78%.